Exhibit 22.1

Subsidiary Guarantors

Subject to terms and conditions and certain customary exceptions and carve outs set forth in the Loans (as defined below), certain direct or indirect subsidiaries of Beach Acquisition Bidco, LLC, a Delaware limited liability company (the "Borrower" or "Issuer") are required to guarantee the Loans. As of March 26, 2026, each of the subsidiaries of Beach Acquisition Co Parent, LLC ("the Company") listed below is a guarantor of the 5.250% Senior Secured Notes due 2032 ("Senior Notes"), the 10.000% / 10.750% Senior PIK Toggle Notes due 2033 ("PIK Notes"), the Term Loan Facilities dated September 12, 2025 ("Term Loan Facility") and the Revolving Credit Facility dated September 12, 2025 ("Revolving Credit Facility" and collectively with the Senior Notes, PIK Notes, and Term Loan Facility, the "Loans"), in each case issued by Borrower, a subsidiary of the Company. In addition to the subsidiary guarantors listed below, Beach Acquisition Midco, LLC ("Holdings"), a Delaware limited liability company, is a parent guarantor of the Senior Notes, Term Loan Facility and Revolving Credit Facility.

Subsidiary Guarantor	Jurisdiction of Organization
Skechers U.S.A., Inc.	Delaware
Savva's Cafe, Inc.	Delaware
Skechers By Mail, Inc.	Delaware
Skechers USA Retail, LLC	California
Skechers U.S.A., Inc. II	Virginia
Skechers Holdings USA 2, LLC	California
Skechers Holdings USA 1, LLC	California
Skechers Holdings International, Inc.	Delaware
Skechers Sourcing USA, LLC	California
Skechers Sourcing International, LLC	California
Skechers 10% Holdings, LLC	California
Skechers Holdings Switzerland, LLC	California
Skechers Card Services, LLC	Virginia
Skechers Holdings Jersey Limited	Jersey
Skechers Holdings International Limited	Jersey
Skechers International	Switzerland
SKECHERS International II	Switzerland
Skechers S.à r.l	Switzerland